Exhibit 5.1

June 17, 2024
Viper Energy, Inc.
500 West Texas, Suite 100
Midland, Texas 79701
Re:    Viper Energy, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Viper Energy, Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-8 (File No. 333-196971) (the “Registration Statement”), as amended by Post-Effective Amendment No. 1 on November 13, 2023 in connection with the conversion of the Company’s predecessor Viper Energy Partners LP (the “Partnership”) from a Delaware limited partnership into a Delaware corporation completed on November 13, 2023 (the “Conversion”). Amendment No. 2 is being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 9,144,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.000001 per share (“Class A Common Stock”). The Shares were authorized for issuance under the Viper Energy, Inc. Amended and Restated 2014 Long Term Incentive Plan (the “Amended and Restated 2014 Plan”), which amended and restated the Partnership’s Long Term Incentive Plan (the “Original Plan”) in connection with the Conversion. The Amended and Restated 2014 Plan has been further amended and restated to extend the plan expiration date from June 17, 2024 to June 4, 2034 under the terms and conditions of the Company’s 2024 Amended and Restated Long Term Incentive Plan (the “2024 Plan” and, together with the Original Plan and the Amended and Restated 2014 Plan, as amended by the First Amendment thereto effective as of February 11, 2024, the “Plan”). The 2024 Plan was approved by the Company’s Board of Directors on April 19, 2024, subject to stockholder approval, which approval was obtained on June 4, 2024 at the 2024 Annual Meeting of the Company’s Stockholders. The 2024 Plan did not, and Amendment No. 2 does not, reflect any increase in the number of shares issuable pursuant to the Plan. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) the Shares are
2300 N. Field Street, Suite 1800 | Dallas, Texas 75201-4675 | 214.969.2800 | fax: 214.969.4343 | akingump.com

June 17, 2024
Viper Energy, Inc.

uncertificated and valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company, (ii) each award agreement setting forth the terms of each award granted pursuant to the 2024 Plan is consistent with the 2024 Plan and has been duly authorized and validly executed and delivered by the parties thereto, (iii) at the time of each issuance of Shares, there will be sufficient shares of Class A Common Stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued or reserved or committed for issuance, and (iv) the price per share paid for Shares issued pursuant to the 2024 Plan is not less than the par value of the Shares. We have also assumed the existence and entity power of each party to any document referred to herein other than the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered upon payment therefor in accordance with the terms of the 2024 Plan, the Company’s certificate of incorporation and bylaws, as they may be amended from time to time, and the applicable award agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.
B.This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.
Very truly yours,
/s/ AKIN GUMP STRAUSS HAUER & FELD LLP
AKIN GUMP STRAUSS HAUER & FELD LLP